LEASE

BETWEEN

4370 LA JOLLA VILLAGE LLC

AND

CLOUDHANDS, INC.

LEASE
(Short Form)

THIS LEASE is made as of April 14, 2025, by and between **4370 LA JOLLA VILLAGE LLC**, a Delaware limited liability company, hereafter called "**Landlord**," and **CLOUDHANDS, INC.**, a Delaware corporation, hereafter called "**Tenant**."

ARTICLE 1. BASIC LEASE PROVISIONS

Each reference in this Lease to the "**Basic Lease Provisions**" means and refers to the following collective terms, the application of which is governed by the provisions in the remaining Articles of this Lease.

1. **Tenant's Trade Name**: N/A

2. **Premises**: Suite No 240
   Building: 4370 La Jolla Village Drive, San Diego, California 92122
   Project: The Plaza
   (The Premises are more particularly described in Section 2.1.)

3. **Permitted Use**: General office and for no other use.

4. **Commencement Date**: July 1, 2025

5. **Lease Term**: 36 months, plus such additional days as may be required to cause this Lease to expire on the final day of the calendar month.

6. **Basic Rent**:

Months of Term or Period	Monthly Rate Per Rentable Square Foot	Monthly Basic Rent
1 to 12	$3.65	$12,669.15
13 to 24	$3.81	$13,224.51
25 to 36	$3.98	$13,814.58

   Notwithstanding the above schedule of Basic Rent to the contrary, as long as Tenant is not in Default (as defined in Section 14.1) under this Lease, Tenant will be entitled to an abatement of 3 full calendar months of Basic Rent in the aggregate amount of $38,007.45 (i.e., $12,669.15 per month) (the "**Abated Basic Rent**") for the 2nd, 3rd, and 4th full calendar months of the Term (the "**Abatement Period**"). If Tenant is in Default at any time during the Term, all Abated Basic Rent will immediately become due and payable. The payment by Tenant of the Abated Basic Rent in the event of a Default will not limit or affect any of Landlord's other rights, pursuant to this Lease or at law or in equity. Only Basic Rent will be abated during the Abatement Period and all other Rent specified in this Lease will remain as due and payable.

7. **Property Tax Base**: The Property Taxes per rentable square foot incurred by Landlord and attributable to the twelve-month period ending June 30, 2026 (the "**Base Year**").

   Project Cost Base: The Project Costs per rentable square foot incurred by Landlord and attributable to the Base Year.

   Expense Recovery Period: Every twelve-month period during the Term (or portion thereof during the first and last Lease years) ending June 30.

8. **Floor Area of Premises**: approximately 3,471 rentable square feet

   Floor Area of Building: approximately 195,399 rentable square feet

9. **Security Deposit**: $15,196.04

10. **Broker(s)**: Irvine Management Company ("**Landlord's Broker**") is the agent of Landlord exclusively and NONE ("**Tenant's Broker**") is the agent of Tenant exclusively.

11. **Parking**: A minimum of 4 and a maximum of 12 unreserved parking passes in accordance with the provisions set forth in **Exhibit F** to this Lease.

12. **Address for Payments and Notices**:

LANDLORD	**TENANT**
Payment Registration Address:	
Email tenantportal@irvinecompany.com to request an account for the Tenant Payment Portal.	CLOUDHANDS, INC. 4370 La Jolla Village Drive, Suite 240 San Diego, CA 92122
Notice Address:	
4370 LA JOLLA VILLAGE LLC 4370 La Jolla Village Drive, Suite 100 San Diego, CA 92122 Attn: Property Manager	
with a copy of notices to:	
IRVINE MANAGEMENT COMPANY P.O. Box 6370 Newport Beach, CA 92658-6370 Attn: Executive Vice President, Operations, Office Properties/San Diego	

13. **List of Lease Exhibits** (all exhibits, riders and addenda attached to this Lease are hereby incorporated into and made a part of this Lease):

Exhibit A	Depiction of Premises
Exhibit B	Operating Expenses
Exhibit C	Utilities and Services
Exhibit D	Tenant's Insurance
Exhibit E	Rules and Regulations
Exhibit F	Parking
Exhibit G	Additional Provisions
Exhibit X	Work Letter

ARTICLE 2. PREMISES

2.1. LEASED PREMISES. Landlord leases to Tenant and Tenant leases from Landlord the Premises shown in **Exhibit A** (the "**Premises**"), containing approximately the floor area set forth in Item 8 of the Basic Lease Provisions (the "**Floor Area**"). The Premises are located in the building identified in Item 2 of the Basic Lease Provisions (the "**Building**"), which is a portion of the project described in Item 2 (the "**Project**"). Landlord and Tenant stipulate and agree that the Floor Area of Premises set forth in Item 8 of the Basic Lease Provisions is correct.

2.2. ACCEPTANCE OF PREMISES. Tenant acknowledges that neither Landlord nor any representative of Landlord has made any representation or warranty with respect to the Premises, the Building or the Project or the suitability or fitness of any of them for any purpose, except as set forth in this Lease. The taking of possession or use of the Premises by Tenant for any purpose other than construction will conclusively establish that the Premises, the Building, and the Project were in satisfactory condition and in conformity with the provisions of this Lease in all respects. Nothing contained in this Section 2.2 will affect the commencement of the Term or the obligation of Tenant to pay Rent (as defined in Section 4.2).

2.3. GOOD WORKING ORDER WARRANTY. Landlord warrants to Tenant that the fire sprinkler system, lighting, heating, ventilation and air conditioning systems and electrical systems serving the Premises will be in good operating condition as of the day the Premises are delivered to Tenant.

ARTICLE 3. TERM

3.1. GENERAL. The term of this Lease ("**Term**") will commence on the date as set forth in Item 4 of the Basic Lease Provisions (the "**Commencement Date**") and will end upon the expiration of the period set forth in Item 5 of the Basic Lease Provisions (the "**Expiration Date**").

3.2. DELAY IN POSSESSION. If Landlord, for any reason whatsoever, cannot deliver possession of the Premises to Tenant on or before the Commencement Date set forth in Item 4 of the Basic Lease Provisions, this Lease will not be void or voidable, nor will Landlord be liable to Tenant for any resulting loss or damage.

ARTICLE 4. RENT AND OPERATING EXPENSES

4.1. BASIC RENT. From and after the Commencement Date, Tenant must pay to Landlord without deduction or offset a Basic Rent for the Premises in the total amount shown (including subsequent adjustments, if any) in Item 6 of the Basic Lease Provisions (the "**Basic Rent**"). If the Commencement Date is other than the first day of a calendar month, any rental adjustment shown in Item 6 will be deemed to occur on the first day of the next calendar month following the specified monthly anniversary of the Commencement Date. The Basic Rent will be due and payable in advance commencing on the Commencement Date and continuing thereafter on the first day of each successive calendar month of the Term, as prorated for any partial month. No demand, notice or invoice will be required. An installment in the amount of 1 full month's Basic Rent at the initial rate specified in Item 6 of the Basic Lease Provisions will be delivered to Landlord concurrently with Tenant's execution of this Lease.

4.2. OPERATING EXPENSES. Tenant must pay Tenant's Share of Operating Expenses in accordance with **Exhibit B** of this Lease. "**Rent**" constitutes Basic Rent, Tenant's Share of Operating Expenses, parking charges, and all other additional Rent and other sums due from Tenant under this Lease.

4.3. SECURITY DEPOSIT. Concurrently with Tenant's delivery of this Lease, Tenant must deposit with Landlord the sum, if any, stated in Item 9 of the Basic Lease Provisions (the "**Security Deposit**"), to be held by Landlord as security for the full and faithful performance of Tenant's obligations under this Lease, to pay any Rent, including without limitation such additional Rent as may be owing under any provision hereof, and to maintain the Premises as required by this Lease. Upon any breach of the foregoing obligations by Tenant, Landlord may apply all or part of the Security Deposit as full or partial compensation. If any portion of the Security Deposit is so applied, Tenant must within 5 days after written demand by Landlord deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Landlord will not be required to keep the Security Deposit separate from its general funds, and Tenant will not be entitled to interest on the Security Deposit. In no event may Tenant utilize all or any portion of the Security Deposit as a payment toward any Rent due under this Lease. Any unapplied balance of the Security Deposit will be returned to Tenant or, at Landlord's option, to the last assignee of Tenant's interest in this Lease within 30 days following the termination of this Lease and Tenant's vacation of the Premises. Tenant waives the provisions of Section 1950.7 of the California Civil Code, or any similar or successor laws now or hereafter in effect. Landlord is currently holding the sum of $20,864.91 as a security deposit ("**Existing Security Deposit**") previously deposited by Tenant with Landlord's affiliate pursuant to the existing prior lease between Landlord's affiliate, San Diego UTC Holdings LLC, a Delaware limited liability company, and Tenant dated August 11, 2022 (the "**Existing Lease**") for office space known as Suite 200 located at 4330 La Jolla Village Drive, San Diego, California. Tenant hereby authorizes Landlord to retain and apply to the Security Deposit due hereunder any remaining balance of the Existing Security Deposit. Landlord will return the balance of the Existing Security Deposit to Tenant in the form of a credit against the Basic Rent next due after the expiration of the Rent Abatement Period.

ARTICLE 5. USES

5.1. USE. Tenant will use the Premises only for the purposes stated in Item 3 of the Basic Lease Provisions and for no other use whatsoever. Tenant will not do or permit anything to be done in or about the Premises which will in any way interfere with the rights or quiet enjoyment of other occupants of the Building or the Project, or use or allow the Premises to be used for any unlawful purpose, nor will Tenant permit any nuisance or commit any waste in the Premises or the Project. Tenant will not perform any work or conduct any business whatsoever in the Project other than inside the Premises. Tenant will comply at its expense with all present and future laws, ordinances and requirements of all governmental authorities that pertain to Tenant or its use of the Premises, and with all energy usage reporting requirements of Landlord. Pursuant to California Civil Code § 1938, Landlord states that the Premises have not undergone inspection by a Certified Access

Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord provides the following notification to Tenant: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises."

5.2. SIGNS. Landlord, at its sole cost and expense, will affix and maintain a sign (restricted solely to Tenant's name as set forth herein or such other name as Landlord may consent to in writing) adjacent to the entry door of the Premises, together with a directory strip listing Tenant's name as set forth herein in the lobby directory of the Building. Tenant will not place or allow to be placed any other sign, decoration or advertising matter of any kind that is visible from the exterior of the Premises.

5.3. HAZARDOUS MATERIALS. Tenant will not generate, handle, store or dispose of hazardous or toxic materials (as such materials may be identified in any federal, state or local law or regulation), including, but not limited to, per- and polyfluoroalkyl substances (PFAS), in the Premises or Project without the prior written consent of Landlord; provided that the foregoing will not be deemed to proscribe the use by Tenant of customary office supplies in normal quantities so long as such use comports with all applicable laws.

ARTICLE 6. LANDLORD SERVICES

6.1. UTILITIES AND SERVICES. Landlord and Tenant will be responsible to furnish those utilities and services to the Premises to the extent provided in **Exhibit C**, subject to the conditions and payment obligations and standards set forth in this Lease. Landlord's failure to furnish, or any interruption, diminishment or termination of, services due to the application of laws, the failure of any equipment, the performance of repairs, improvements or alterations, utility interruptions or the occurrence of an event of force majeure (defined in Section 20.8) will not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. However, if the Premises, or a material portion of the Premises, are made untenantable for a period in excess of 5 consecutive business days as a result of a service interruption or repair that is reasonably within the control of Landlord to correct and through no fault of Tenant and for reasons other than as contemplated in Article 11, then Tenant, as its sole remedy, will be entitled to receive an abatement of Rent payable hereunder during the period beginning on the 6th consecutive business day of the service interruption or repair and ending on the day the service has been restored.

6.2. OPERATION AND MAINTENANCE OF COMMON AREAS. During the Term, Landlord will operate all Common Areas within the Building and the Project in a first-class manner. The term "**Common Areas**" means all areas within the Building, Project and other buildings in the Project which are not held for exclusive use by persons entitled to occupy space.

6.3. COMMON AREAS. The occupancy by Tenant of the Premises includes the use of the Common Areas in common with Landlord and with all others for whose convenience and use the Common Areas may be provided by Landlord, subject, however, to compliance with Rules and Regulations set forth in **Exhibit E**. Landlord will at all times during the Term have exclusive control of the Common Areas, and may restrain or permit any use or occupancy. Landlord may temporarily close any portion of the Common Areas for repairs, remodeling and/or alterations, to prevent a public dedication or the accrual of prescriptive rights, or for any other reasonable purpose, so long as such closure of the Common Areas will not unreasonably and adversely interfere with Tenant's use of the Premises.

ARTICLE 7. REPAIRS AND MAINTENANCE

7.1. TENANT'S MAINTENANCE AND REPAIR. Subject to Articles 11 and 12, Tenant at its sole expense will make all repairs necessary to keep the Premises and all improvements and fixtures therein in good condition and repair. Tenant's maintenance obligation includes without limitation all appliances, interior glass, doors, door closures, hardware, fixtures, non-building standard electrical, non-building standard plumbing, fire extinguisher equipment and other equipment installed in the Premises, together with any supplemental HVAC equipment servicing only the Premises. If Landlord or its management agent agree to make a repair on behalf of Tenant and at Tenant's request, Tenant will promptly reimburse Landlord as additional Rent for all reasonable costs incurred (including the standard supervision fee) upon submission of an invoice.

7.2. LANDLORD'S MAINTENANCE AND REPAIR. Subject to Articles 11 and 12, Landlord will provide service, maintenance and repair with respect to the heating, ventilating and air conditioning ("**HVAC**") equipment of the Building (exclusive of any supplemental HVAC equipment servicing only the Premises) and will maintain in good repair the Common Areas, roof, foundations, footings, the exterior surfaces of the exterior walls of the Building (including exterior glass), and the structural, electrical, mechanical and plumbing systems of the Building (including elevators, if any, serving the Building), except to the extent provided in Section 7.1 above. Notwithstanding any provision of the California Civil Code or any similar or successor laws to the contrary, Tenant will not make repairs at Landlord's expense or by rental offset. Except as provided in Section 11.1 and Article 12 below, there will be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant's business arising from the making of any repairs, alterations or improvements to any portion of the Building, including repairs to the Premises, nor will any related activity by Landlord constitute an actual or constructive eviction; provided, however, that in making repairs, alterations or improvements, Landlord will use reasonable efforts not to interfere with the conduct of Tenant's business in the Premises. Tenant waives any and all rights under and benefits of subsection 1 of Section 1932, and Sections 1941 and 1942 of the California Civil Code, or any similar or successor laws now or hereafter in effect.

7.3. ALTERATIONS. Except for cosmetic alteration projects that do not exceed $20,000.00 during each calendar year and that do not affect the structural, electrical or mechanical components or systems of the Building, are not visible from the exterior of the Premises, do not change the basic floor plan of the Premises, and utilize only Landlord's building standard materials (which work will require notice to Landlord but not Landlord's consent), Tenant will make no alterations, additions, decorations, or improvements (collectively referred to as "**Alterations**") to the Premises without the prior written consent of Landlord. Landlord may impose, as a condition to its consent, any requirements that Landlord in its discretion may deem reasonable or desirable. Tenant will use Landlord's designated mechanical and electrical contractors, obtain all required permits for the Alterations and will perform the work in compliance with all applicable laws, regulations and ordinances with contractors reasonably acceptable to Landlord. Except for cosmetic Alterations not requiring a permit, Landlord will be entitled to a supervision fee in the amount of 5% of the cost of the Alterations. Landlord may elect to cause its architect to review Tenant's architectural plans, and the reasonable cost of that review will be reimbursed by Tenant. If the Alterations proposed by Tenant and consented to by Landlord change the floor plan of the Premises, then Tenant will, at its expense, furnish Landlord with as-built drawings and CAD/REVIT files compatible with Landlord's systems. Unless Landlord otherwise agrees in writing, all Alterations affixed to the Premises, including without limitation all Tenant Improvements constructed pursuant to the Work Letter (except as otherwise provided in the Work Letter), but excluding moveable trade fixtures and furniture, will become the property of Landlord and will be surrendered with the Premises at the end of the Term, except that Landlord may, by notice to Tenant given at the time of Landlord's approval, require Tenant to remove by the Expiration Date or sooner termination date of this Lease, all or any Alterations (including without limitation any Tenant Improvements constructed pursuant to the Work Letter) installed either by Tenant or by Landlord at Tenant's request (collectively, the "**Required Removables**"). In connection with its removal of Required Removables, Tenant will repair any damage to the Premises arising from that removal, and will restore the affected area to its pre-existing condition, reasonable wear and tear excepted.

7.4. MECHANIC'S LIENS. Tenant will keep the Premises free from any liens arising out of any work performed, materials furnished, or obligations incurred by or for Tenant. If, within 15 days following the imposition of any lien, Tenant fails to cause the lien to be released of record by payment or posting of a proper bond in accordance with California Civil Code Section 8424 or any successor statute, then, in addition to all other available remedies, Landlord will have the right to cause the lien to be released by any means it deems proper, including payment of or defense against the claim giving rise to the lien. Tenant will reimburse Landlord for all expenses so incurred by Landlord promptly following Landlord's demand. Tenant will give Landlord no less than 20 days' prior written notice before commencing construction of any kind on the Premises.

7.5. ENTRY AND INSPECTION. Except in emergencies or to provide Building services (in which case, no prior notice will be required), Landlord will at all reasonable times and with 24 hours' prior verbal notice have the right to enter the Premises to inspect them, to supply services in accordance with this Lease, to make repairs and renovations as reasonably deemed necessary by Landlord, and to submit the Premises to prospective or actual purchasers or encumbrance holders (or, during the final 12 months of the Term or when a Default exists, to prospective tenants), all without being deemed to have caused an eviction of Tenant and without abatement of Rent, except as provided elsewhere in this Lease. To the extent feasible, Landlord will endeavor to not unreasonably interfere with Tenant's normal business operations during the exercise of its rights under this Section 7.5.

ARTICLE 8. SPACE PLANNING AND SUBSTITUTION

Landlord has the right, upon providing not less than 60 days' prior written notice, to move Tenant to other space of comparable size in the Building or in the Project. The new space will be provided with improvements of comparable quality to those within the Premises and will contain similar finishes as the Premises, approximately the same rentable square footage as the Premises and approximately the same number of work stations, offices, breakrooms and reception areas as are contained in the Premises as of the date Tenant receives Landlord's notice of relocation. The total monthly Basic Rent for the new space will in no event exceed the total monthly Basic Rent for the Premises prior to the relocation and Tenant's Share for the new space will in no event exceed Tenant's Share for the Premises prior to the relocation. Landlord will pay the reasonable out-of-pocket costs to relocate and reconnect Tenant's personal property and equipment within the new space. Landlord will also reimburse Tenant for such other reasonable out-of-pocket costs that Tenant may incur in connection with the relocation. Within 10 days following request by Landlord, Tenant will execute an amendment to this Lease prepared by Landlord to memorialize the relocation.

ARTICLE 9. ASSIGNMENT AND SUBLETTING

9.1. RIGHTS OF PARTIES. Tenant will not, directly or indirectly, assign, transfer or encumber any interest in this Lease, sublease, or allow any third party to use any portion of the Premises (collectively or individually, a "**Transfer**") without the prior written consent of Landlord, which consent will not be unreasonably withheld if Landlord does not exercise its recapture rights. If the entity(ies) which directly or indirectly controls the voting shares/rights of Tenant (other than through the ownership of voting securities listed on a recognized securities exchange) changes at any time, whether in a single transaction or a series of transactions, such change of ownership or control constitutes a Transfer. It is not unreasonable for Landlord to withhold consent to a Transfer: (i) if Tenant is in Default, (ii) to a proposed assignee or subtenant who is an existing tenant or occupant of the Building or Project, (iii) to a proposed assignee or subtenant who intends to generate, handle, store or dispose of hazardous or toxic materials (as such materials may be identified in any federal, state or local law or regulation) in the Premises or Project in violation of Section 5.3 of this Lease, or (iv) to a prospective tenant with whom Landlord or Landlord's affiliate has been actively negotiating. Within 30 days after receipt of executed copies of the transfer documentation and such other information as Landlord may request (which may include a completed Hazardous Material Survey Form accessible here: https://form.jotform.com/220737091256051), Landlord will either: (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord; (b) refuse to consent to the Transfer; or (c) recapture the portion of the Premises that Tenant is proposing to Transfer. Tenant waives the provisions of Section 1995.310 of the California Civil Code, or any similar or successor laws, now or hereinafter in effect, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed transferee. In no event will any Transfer release or relieve

Tenant from any obligation under this Lease, as same may be amended. Tenant will pay Landlord a review fee of $750.00 for Landlord's review of any requested Transfer. Tenant will pay Landlord, as additional Rent, 50% of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer less Transfer costs. For purposes herein, such Transfer costs will include all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer, including brokerage fees, legal fees, construction costs, and Landlord's review fee. If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant will receive a credit against Rent in the amount of Tenant's share of payments received by Landlord.

9.2. PERMITTED TRANSFER. Notwithstanding the foregoing, Tenant may assign this Lease to a successor to Tenant by merger, consolidation or the purchase of substantially all of Tenant's assets, or assign this Lease or sublet all or a portion of the Premises to an Affiliate (defined below), without the consent of Landlord, provided that all of the following conditions are satisfied (a "**Permitted Transfer**"): (a) Tenant is not in Default hereunder; (b) the proposed assignee or subtenant does not intend to generate, handle, store or dispose of hazardous or toxic materials (as such materials may be identified in any federal, state or local law or regulation) in the Premises or Project in violation of Section 5.3 of this Lease; (c) Tenant gives Landlord written notice at least 10 business days prior to such Permitted Transfer; and (d) if Tenant ceases to exist as a going concern as a result of any merger or consolidation of Tenant or the sale of all or substantially all of the assets of Tenant, the successor entity has a tangible net worth not less than the greater of the tangible net worth of Tenant (i) as of the date of this Lease, and (ii) immediately before the Permitted Transfer. "**Affiliate**" means an entity controlled by, controlling or under common control with Tenant. Tenant will not be obligated to pay Landlord a review fee nor any Additional Rent or other consideration which Tenant receives as a result of Permitted Transfer of this Lease to an Affiliate.

ARTICLE 10. INSURANCE AND INDEMNITY

10.1. TENANT'S INSURANCE. Tenant, at its sole cost, will provide and maintain in effect the insurance described in **Exhibit D**. Evidence of that insurance must be delivered to Landlord prior to the Commencement Date.

10.2. TENANT'S INDEMNITY. To the fullest extent permitted by law, but subject to Section 10.4 below, Tenant will defend, indemnify and hold harmless Landlord and Landlord's agents, employees, lenders, and affiliates, from and against any and all negligence, claims, liabilities, damages, costs or expenses including attorney's fees and costs (collectively, "**Costs**") arising either before or after the Commencement Date which arise from or related to or are caused by (i) Tenant's use or occupancy of the Premises, the Building or the Common Areas thereof, or the Project or the Common Areas thereof, or (ii) the conduct of Tenant's business, or by any activity, work, or thing done, permitted or suffered by Tenant or Tenant's agents, employees, subtenants, vendors, contractors, invitees or licensees in or about the Premises, the Building or the Common Areas thereof, or the Project or the Common Areas thereof, or (iii) by any Default in the performance of any obligation on Tenant's part to be performed under this Lease, or (iv) any act, omission or negligence on the part of Tenant or Tenant's agents, employees, subtenants, vendors, contractors, invitees or licensees. Landlord may, at its option, require Tenant to assume Landlord's defense in any action covered by this Section 10.2 through counsel reasonably satisfactory to Landlord. Notwithstanding the foregoing, Tenant will not be obligated to indemnify Landlord against any liability or expense to the extent it is ultimately determined that the same was caused by the sole negligence or willful misconduct of Landlord, its agents, contractors or employees. Tenant will in all cases accept any tender of defense of any action or proceeding in which Landlord is named or made a party, within 14 days of the tender and will, notwithstanding any allegations of sole negligence or willful misconduct on the part of Landlord, defend Landlord as provided herein until a final determination of sole negligence or willful misconduct is made. Costs also include all of Landlord's attorneys' fees, litigation costs, investigation costs and court costs and all other costs, expenses and liabilities incurred by Landlord or its counsel from the date Landlord first receives Notice that any claim or demand is to be made or may be made. Tenant will also tender the action or proceeding to its insurer, and request coverage for its indemnity obligations to Landlord. For purposes of this Section 10.2, "***Landlord***" includes Landlord and Landlord's directors, officers, shareholders, members, agents and employees. Tenant's obligations under this Section 10.2 survive the termination of this Lease.

10.3. WAIVER OF CLAIMS. Unless caused by the sole negligence or intentional misconduct of Landlord, its agents, employees or contractors but subject to Section 10.4 below, Landlord will not be liable to Tenant, its employees, agents and invitees, and Tenant waives all claims against Landlord, its employees and agents for loss of or damage to any property, or any injury to any person, resulting from any condition (including, but not limited to, (i) acts or omissions (criminal or otherwise) of third parties and/or other tenants of the Project, or their agents, employees or invitees, (ii) fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak or flow from or into any part of the Premises, or (iii) the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, electrical works or other fixtures in the Building), whether the damage or injury results from conditions arising in the Premises or in other portions of the Building. Notwithstanding anything to the contrary contained in this Lease, in no event will Landlord be liable for Tenant's loss or interruption of business or income (including without limitation, Tenant's consequential damages, lost profits or opportunity costs), or for interference with light or other similar intangible interests.

10.4. WAIVER OF SUBROGATION. Landlord and Tenant waive all rights of recovery against the other on account of loss and damage to the property of such waiving party to the extent that the waiving party is entitled to proceeds for such loss and damage under any property insurance policies carried or otherwise required to be carried by this Lease; provided however, that the foregoing waiver will not apply to the extent of Tenant's obligation to pay deductibles under any such policies and this Lease.

ARTICLE 11. DAMAGE OR DESTRUCTION

11.1. RESTORATION.

(a) If the Building of which the Premises are a part is damaged as the result of a casualty, then subject to the provisions below, Landlord will repair that damage as soon as reasonably possible unless Landlord reasonably determines that: (i) the Premises have been materially damaged and there is less than 1 year of the Term remaining on the date of the

casualty; (ii) any Mortgagee (defined in Section 13.1) requires that the insurance proceeds be applied to the payment of the mortgage debt; or (iii) proceeds necessary to pay the full cost of the repair are not available from Landlord's insurance, including without limitation earthquake insurance. If Landlord elects not to repair the damage for any of the preceding reasons, Landlord will so notify Tenant in the "Casualty Notice" (as defined below), and this Lease will terminate as of the date of delivery of that notice. If Landlord has the right to terminate this Lease pursuant to this Section 11.1(a), Landlord agrees to exercise such right in a nondiscriminatory fashion among tenants in the Building. Consideration of the following factors in arriving at its decision will not be deemed discriminatory: length of term remaining on the Lease, time needed to repair and restore, costs of repair and restoration not covered by insurance proceeds, Landlord's plans to repair and restore Common Areas serving the Premises, Landlord's plans for repair and restoration of the Building, and other factors (other than the rental rates payable under the leases in question) relevant to Landlord's decision as long as they are applied to Tenant in the same manner as other tenants.

(b) As soon as reasonably practicable following the casualty event but not later than 60 days thereafter, Landlord will notify Tenant in writing ("**Casualty Notice**") of Landlord's election, if applicable, to terminate this Lease. If this Lease is not so terminated, the Casualty Notice will set forth the anticipated period for repairing the casualty damage. If the anticipated repair period exceeds 180 days, and if the damage is so extensive as to reasonably prevent Tenant's substantial use and enjoyment of the Premises, then either party may elect to terminate this Lease by written notice to the other within 10 days following delivery of the Casualty Notice.

(c) If neither Landlord nor Tenant terminates this Lease pursuant to Section 11.1(a) or (b) above, Landlord will repair all material damage to the Premises or the Building as soon as reasonably possible and this Lease will continue in effect for the remainder of the Term. Upon notice from Landlord, Tenant will assign or endorse over to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant's insurance with respect to any Alterations. Within 15 days of demand, Tenant will also pay Landlord for any additional excess costs that are determined during the performance of the repairs to such Alterations. However, notwithstanding the foregoing, if Tenant has maintained the insurance required to be maintained by Tenant pursuant to the terms of **Exhibit D** of this Lease throughout the Term, and if the proceeds from the insurance required to be maintained by Tenant with respect to the Alterations have been paid to Landlord prior to Landlord commencing repair of the Alterations, then Landlord agrees Tenant will not be required to pay any deficiency between the estimated or actual Alteration repair costs and the insurance proceeds received by Landlord from Tenant's insurance until after substantial completion of the repairs to the Alterations, and such sum will be payable by Tenant within 15 days after demand of Landlord.

(d) From and after the casualty event, the Rent to be paid under this Lease will be abated in the same proportion that the Floor Area of the Premises that is rendered unusable by the damage from time to time bears to the total Floor Area of the Premises.

(e) Notwithstanding the provisions of subsections (a), (b) and (c) of this Section 11.1, but subject to Section 10.4, the cost of any repairs will be borne by Tenant, and Tenant will not be entitled to Rent abatement or termination rights if the damage is due to the fault or neglect of Tenant or its employees, subtenants, contractors, invitees or representatives.

11.2. LEASE GOVERNS. The provisions of this Lease, including without limitation Section 11.1, govern any damage or destruction and will accordingly supersede any contrary statute or rule of law.

ARTICLE 12. EMINENT DOMAIN

Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under law, by eminent domain or private purchase in lieu thereof (a "**Taking**"). Landlord also has the right to terminate this Lease if there is a Taking of any portion of the Building or Project which would have a material adverse effect on Landlord's ability to profitably operate the remainder of the Building or Project. The termination will be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. All compensation awarded for a Taking will be the property of Landlord; provided that Tenant may file a separate claim seeking redress from the Taking party, agency or entity so long as it does not diminish the award otherwise receivable by Landlord. The provisions of this Lease will govern any Taking and will accordingly supersede any contrary statute or rule of law.

ARTICLE 13. SUBORDINATION; ESTOPPEL CERTIFICATE

13.1. SUBORDINATION. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Building or the Project, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a "**Mortgage**"). The party having the benefit of a Mortgage is referred to as a "**Mortgagee**". This clause is self-operative, but upon request from a Mortgagee, Tenant will execute a commercially reasonable subordination and attornment agreement in favor of the Mortgagee, provided such agreement provides a non-disturbance covenant benefiting Tenant. Alternatively, a Mortgagee has the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, will attorn to any successor to Landlord's interest in this Lease in the event of a foreclosure of any Mortgage. Any purchaser at a foreclosure sale or lender taking title under a deed in lieu of foreclosure will not be responsible for any act or omission of a prior landlord, will not be subject to any offsets or defenses Tenant may have against a prior landlord, and will not be liable for the return of the Security Deposit not actually recovered by such purchaser nor bound by any Rent paid in advance of the calendar month in which the transfer of title occurred; provided that the foregoing will not release the applicable prior landlord from any liability for those obligations. Tenant acknowledges that Landlord's Mortgagees and their successors-in-interest are intended third party beneficiaries of this Section 13.1.

13.2. ESTOPPEL CERTIFICATE. Within 10 business days after receipt of a written request from Landlord, Tenant will execute and deliver a commercially reasonable estoppel certificate in favor of those parties as are reasonably requested by Landlord (including a Mortgagee or a prospective purchaser of the Building or the Project).

ARTICLE 14. DEFAULTS AND REMEDIES

14.1. TENANT'S DEFAULTS. In addition to any other event of default set forth in this Lease, the occurrence of any one or more of the following events constitutes a "**Default**" by Tenant:

(a) The failure by Tenant to make any payment of Rent required to be made by Tenant, as and when due, where the failure continues for a period of 3 days after written notice from Landlord to Tenant.

(b) Except where a specific time period is otherwise set forth for Tenant's performance in this Lease (in which event the failure to perform by Tenant within such time period will be a Default), the failure or inability by Tenant to observe or perform any of the covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in any other subsection of this Section 14.1, where the failure continues for a period of 30 days after written notice from Landlord to Tenant, provided, however, such cure period will be extended for an additional period of 30 days in the event any performance obligation requires more than 30 days to complete and Tenant commences and diligently prosecutes completion of such obligation(s).

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law, and Landlord will not be required to give any additional notice under California Code of Civil Procedure Section 1161, or any successor statute, in order to be entitled to commence an unlawful detainer proceeding.

14.2. LANDLORD'S REMEDIES. In addition to all other rights or remedies of Landlord set forth in this Lease, if a Default occurs, Landlord has all rights available to Landlord under California law, without further notice or demand to Tenant, including, without limitation, the right to terminate this Lease. In addition, Landlord has the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant's breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations). In any case in which Landlord re-enters and occupies the Premises, by unlawful detainer proceedings or otherwise, Landlord, at its option, may repair, alter, subdivide or change the character of the Premises as Landlord deems best, relet all or any part of the Premises and receive the rents therefor, and none of these actions constitutes a termination of this Lease, a release of Tenant from any liability, or result in the release of any Guarantor. Landlord will not be deemed to have terminated this Lease or the liability of Tenant to pay any Rent or other charges later becoming due by any re-entry of the Premises pursuant to this Section 14.2, or by any action in unlawful detainer or otherwise to obtain possession of the Premises, unless Landlord has first given Tenant notice that it is terminating this Lease. Any notice given by Landlord pursuant to Section 14.1 will be in lieu of, and not in addition to, any notice required by Section 1161 of the California Code of Civil Procedure or superseding statute. Any payment of Rent following Landlord's delivery of notice to Tenant pursuant to Section 14.1 will not constitute acceptance of Rent. If Landlord elects to terminate this Lease pursuant to the provisions of this Section 14.2, damages will include, without limitation, the remedy and measure of damages specified pursuant to California Civil Code Section 1951.2, which will include the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of Rent loss Tenant proves could have been reasonably avoided. Notwithstanding anything to the contrary contained in this Lease, if Tenant is in Default, Landlord may, at Landlord's sole option, take any action to attempt to cure such Default, and in such event, if Landlord performs work in lieu of or on behalf of Tenant or pays any charges on behalf of Tenant, then in addition to the costs incurred by Landlord to perform such work or to pay such charges, Tenant will pay to Landlord a fee equal to 15% of the amount incurred by Landlord as reimbursement of Landlord's estimated costs of Landlord's actions.

14.3. LATE PAYMENTS. Any Rent due under this Lease that is not paid to Landlord within 5 business days of the date when due will bear interest at the maximum rate permitted by law from the date due until fully paid. If any Rent due from Tenant is not received by Landlord or Landlord's designee within 5 business days after the date due, then Tenant will pay to Landlord, in addition to the interest, a late charge for each delinquent payment equal to the greater of (i) 5% of that delinquent payment or (ii) $100.00.

14.4. DEFAULT BY LANDLORD. Landlord will not be deemed to be in default in the performance of any obligation under this Lease unless and until it has failed to perform the obligation within 30 days after written notice by Tenant to Landlord specifying in reasonable detail the nature and extent of the failure; provided, however, that if the nature of Landlord's obligation is such that more than 30 days are required for its performance, then Landlord will not be deemed to be in default if it commences performance within the 30 day period and thereafter diligently pursues the cure to completion.

14.5. EXPENSES AND LEGAL FEES. If either Landlord or Tenant brings any action in connection with this Lease, the prevailing party will be entitled to recover as a part of the action its reasonable attorneys' fees, and all other reasonable costs. The prevailing party for the purpose of this paragraph will be determined by the trier of the facts.

14.6. JUDICIAL REFERENCE/WAIVER OF JURY TRIAL. Landlord and Tenant agree that any disputes arising in connection with this Lease (including but not limited to a determination of any and all of the issues in such dispute, whether of fact or of law) will be resolved (and a decision will be rendered) by way of a general reference as provided for in Part 2, Title 8, Chapter 6 (§§ 638 et. seq.) of the California Code of Civil Procedure, or any successor California statute governing resolution of disputes by a court appointed referee. Any fee to initiate the judicial reference proceedings will be paid by the party initiating such procedure; provided however, that the costs and fees, including any initiation fee, of such proceeding will ultimately be borne in accordance with this Section 14.6. Nothing within this Section 14.6 will apply to an unlawful detainer action. LANDLORD AND TENANT EACH ACKNOWLEDGES THAT IT IS AWARE OF AND HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHT TO TRIAL BY JURY, AND, TO THE EXTENT PERMITTED BY LAW, EACH PARTY EXPRESSLY AND KNOWINGLY WAIVES AND RELEASES ALL SUCH RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE.

14.7. SATISFACTION OF JUDGMENT. The obligations of Landlord do not constitute the personal obligations of the individual partners, trustees, directors, officers, members or shareholders of Landlord or its constituent partners or members. If Tenant recovers a money judgment against Landlord, such judgment will be satisfied only from the interest of Landlord in the Project and out of the rent or other income from such property receivable by Landlord, and no action for any deficiency may be sought or obtained by Tenant.

ARTICLE 15. END OF TERM

15.1. HOLDING OVER. If Tenant holds over for any period after the Expiration Date (or earlier termination of the Term), such tenancy will constitute a tenancy at sufferance only and possession will be subject to all of the terms of this Lease, except that the monthly Rent will be 150% of the total monthly Rent for the month immediately preceding the date of termination. The acceptance by Landlord of monthly hold-over Rent in a lesser amount will not constitute a waiver of Landlord's right to recover the full amount due unless otherwise agreed in writing by Landlord. If Tenant fails to vacate the Premises within 15 days after Landlord notifies Tenant that Landlord has entered into a lease for the Premises or has received a bona fide offer to lease the Premises and that Landlord will be unable to deliver possession or perform improvements due to Tenant's holdover, and if Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant's holdover, then Tenant will be liable for all damages that Landlord suffers from the holdover. Tenant will also indemnify and hold Landlord harmless from all loss or liability, including without limitation, any claims made by any succeeding tenant relating to such failure to surrender. The foregoing provisions of this Section 15.1 are in addition to and do not affect Landlord's right of re-entry or any other rights of Landlord under this Lease or at law.

15.2. SURRENDER OF PREMISES; REMOVAL OF PROPERTY. Upon the Expiration Date or upon any earlier termination of this Lease, Tenant must quit and surrender possession of the Premises to Landlord in as good order, condition and repair as when received or as hereafter may be improved by Landlord or Tenant, reasonable wear and tear and repairs which are Landlord's obligation excepted, and must remove or fund to Landlord the cost of removing all wallpapering, voice and/or data transmission cabling installed by or for Tenant and Required Removables, together with all personal property and debris, and must perform all work required under Section 7.3 of this Lease. If Tenant fails to comply with the provisions of this Section 15.2 and remove any personal property within 10 days following the expiration or earlier termination of this Lease, such personal property will be conclusively deemed to have been abandoned, then Landlord may effect the removal and/or make any repairs, without notice and without incurring any liability to Tenant, and the cost to Landlord will be additional Rent payable by Tenant upon demand. Tenant waives all rights under and benefits of Section 1993.03 of the California Civil Code, or any similar or successor laws now or hereafter in effect and authorizes Landlord to dispose of any personal property remaining at the Premises following the expiration or earlier termination of this Lease without further notice to Tenant.

ARTICLE 16. PAYMENTS AND NOTICES

All sums payable by Tenant to Landlord will be paid, without deduction or offset, except as otherwise provided in this Lease, in lawful money of the United States to Landlord at its address set forth in Item 12 of the Basic Lease Provisions, or at any other place as Landlord may designate in writing. Unless this Lease expressly provides otherwise, all payments will be due and payable within 5 business days after demand. All payments requiring proration will be prorated on the basis of the number of days in the pertinent calendar month or year, as applicable. Any notice, election, demand, consent or approval to be given or other document to be delivered by either party to the other may be delivered to the other party, at the address set forth in Item 12 of the Basic Lease Provisions, by personal service or by any courier or "overnight" express mailing service. Either party may, by written notice to the other, served in the manner provided in this Article, designate a different address. The refusal to accept delivery of a notice, or the inability to deliver the notice (whether due to a change of address for which notice was not duly given or other good reason), will be deemed delivery and receipt of the notice as of the date of attempted delivery.

ARTICLE 17. RULES AND REGULATIONS

Tenant agrees to comply with the Rules and Regulations attached as **Exhibit E**, and any reasonable and nondiscriminatory amendments, modifications and/or additions as may be adopted (provided such rules and regulations adopted by Landlord after the date of this Lease will not impose any additional unreasonable burdens or additional unreasonable liabilities on Tenant) by Landlord from time to time.

ARTICLE 18. BROKER'S COMMISSION

The parties recognize as the broker(s) who negotiated this Lease the firm(s) whose name(s) is (are) stated in Item 10 of the Basic Lease Provisions, and agree that Landlord will be responsible for the payment of brokerage commissions to those broker(s) unless otherwise provided in this Lease. Tenant agrees to indemnify and hold Landlord harmless from any cost, expense or liability (including reasonable attorneys' fees) for any compensation, commissions or charges claimed by any other real estate broker or agent employed or claiming to represent or to have been employed by Tenant in connection with the negotiation of this Lease.

ARTICLE 19. TRANSFER OF LANDLORD'S INTEREST

Landlord has the right to transfer and assign, in whole or in part, all of its ownership interest, rights and obligations in the Building, Project or Lease, including the Security Deposit, and upon transfer Landlord will be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations and the return of any Security Deposit and that Landlord and its successors, as the case may be, will remain liable after their respective periods of ownership with respect to any sums due in connection with a breach or default by such party that arose during such period of ownership by such party.

ARTICLE 20. INTERPRETATION

20.1. NUMBER. Whenever the context of this Lease requires, the words "Landlord" and "Tenant" include the plural as well as the singular.

20.2. JOINT AND SEVERAL LIABILITY. If more than one person or entity is named as Tenant, the obligations imposed upon each are joint and several and the act of or notice from, or notice or refund to, or the signature of, any one or more of them will be binding on all of them with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, termination or modification of this Lease.

20.3. SUCCESSORS. Subject to Sections 13.1 and 22.1 and to Articles 9 and 19 of this Lease, all rights and liabilities given to or imposed upon Landlord and Tenant will extend to and bind their respective heirs, executors, administrators, successors and assigns. Nothing contained in this Section 20.3 is intended, or will be construed, to grant to any person other than Landlord and Tenant and their successors and assigns any rights or remedies under this Lease.

20.4. TIME OF ESSENCE. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

20.5. CONTROLLING LAW/VENUE. This Lease is governed by and interpreted in accordance with the laws of the State of California. Tenant irrevocably consents to the jurisdiction and venue of the state and federal courts for the county where the Premises are located.

20.6. SEVERABILITY. If any term or provision of this Lease, the deletion of which would not adversely affect the receipt of any material benefit by either party or the deletion of which is consented to by the party adversely affected, is held to be invalid or unenforceable to any extent, the remainder of this Lease will not be affected and each term and provision of this Lease will be valid and enforceable to the fullest extent permitted by law.

20.7. WAIVER. One or more waivers by Landlord or Tenant of any breach of any term, covenant or condition contained in this Lease will not be a waiver of any subsequent breach of the same or any other term, covenant or condition. Consent to any act by one of the parties will not be deemed to render unnecessary the obtaining of that party's consent to any subsequent act. No breach of this Lease will be deemed to have been waived unless the waiver is in a writing signed by the waiving party.

20.8. INABILITY TO PERFORM. If either party is delayed or hindered in or prevented from the performance of any work or in performing any act required under this Lease by reason of any cause beyond the reasonable control of that party (each, an "**event of force majeure**"), then the performance of the work or the doing of the act will be excused for the period of the delay and the time for performance will be extended for a period equivalent to the period of the delay. The provisions of this Section 20.8 will not operate to excuse Tenant from the prompt payment of Rent.

20.9. ENTIRE AGREEMENT. This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises. This Lease may be modified only by a written agreement signed by Landlord and Tenant.

20.10. QUIET ENJOYMENT. Upon the observance and performance of all the covenants, terms and conditions on Tenant's part to be observed and performed, and subject to the other provisions of this Lease, Tenant has the right of quiet enjoyment and use of the Premises for the Term without hindrance or interruption by Landlord or any other person claiming by or through Landlord.

20.11. SURVIVAL. All covenants of Landlord or Tenant which reasonably would be intended to survive the expiration or sooner termination of this Lease, including without limitation any warranty or indemnity hereunder, survive and continue to be binding upon and inure to the benefit of the respective parties and their successors and assigns. The expiration of the Term, whether by lapse of time, termination or otherwise, will not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

ARTICLE 21. EXECUTION

21.1. COUNTERPARTS; DIGITAL SIGNATURES. This Lease may be executed in one or more counterparts, each of which will constitute an original and all of which will be one and the same agreement. The parties expressly agree that one or each of the parties may execute and deliver this Lease electronically using a certificate-based electronic signature and delivery software service approved and initiated by Landlord that provides an audit trail and method for authenticating signers (the "**Approved Service**"). The Approved Service will have the same legal effect as a handwritten signature and will be admissible evidence of the parties' mutual intent to be legally bound by this Lease. The parties declare that they have received all of the information required to be fully aware of the certificate-based electronic signature software process, and each party waives any claim which it may have against the enforceability of this Lease based on the use of the Approved Service.

21.2. CORPORATE AND PARTNERSHIP AUTHORITY. Tenant represents and warrants to Landlord, and agrees, that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant.

21.3. EXECUTION OF LEASE; NO OPTION OR OFFER. The submission of this Lease to Tenant is for examination purposes only, and does not constitute an offer to or option for Tenant to lease the Premises unless and until Landlord has executed and delivered this Lease to Tenant.

21.4. BROKER DISCLOSURE. By the execution of this Lease, each of Landlord and Tenant acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of

California Civil Code 2079.16, and (b) the agency relationships specified in Item 10 of the Basic Lease Provisions, which acknowledgement and confirmation is expressly made for the benefit of Tenant's Broker identified in Item 10 of the Basic Lease Provisions. If there is no Tenant's Broker so identified in Item 10 of the Basic Lease Provisions, then such acknowledgement and confirmation is expressly made for the benefit of Landlord's Broker. By the execution of this Lease, Landlord and Tenant are executing the confirmation of the agency relationships set forth in Item 10 of the Basic Lease Provisions.

ARTICLE 22. MISCELLANEOUS

22.1. MORTGAGEE PROTECTION. No act or failure to act on the part of Landlord which would otherwise entitle Tenant to be relieved of its obligations hereunder or to terminate this Lease will result in such a release or termination unless (a) Tenant has given notice by registered or certified mail to any Mortgagee of a Mortgage covering the Building whose address has been furnished to Tenant and (b) such Mortgagee is afforded a reasonable opportunity to cure the default by Landlord. Tenant will comply with any written directions by any Mortgagee to pay Rent due hereunder directly to such Mortgagee without determining whether a default exists under such Mortgagee's Mortgage.

22.2. SDN LIST. Tenant represents and warrants that neither Tenant nor any officer, director, employee, partner, member or other principal of Tenant (collectively, "**Tenant Parties**") is listed as a Specially Designated National and Blocked Person ("**SDN**") on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control. If Tenant or any Tenant Party is or becomes listed as an SDN, Tenant will be deemed in breach of this Lease and Landlord will have the right to terminate this Lease immediately upon written notice to Tenant.

22.3. NONDISCLOSURE OF LEASE TERMS. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Except to the extent disclosure is required by law, Tenant will keep such confidential information strictly confidential and will not disclose such confidential information to any person or entity other than Tenant's financial, legal and space-planning consultants, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under this Lease (provided that, in all events, such parties to whom such confidential information is disclosed agree to keep such information confidential) or pursuant to legal requirement.

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

LANDLORD:

4370 LA JOLLA VILLAGE LLC,
a Delaware limited liability company

By: DocuSigned by: Steven M. Case
F0A456843C05499...

Steven M. Case
Executive Vice President
Office Properties

By: DocuSigned by: Christopher Gash
9E80617D261242A...

Christopher Gash
Regional Vice President, Operations
Office Properties

Initial
JM

TENANT:

CLOUDHANDS, INC.,
a Delaware corporation

By: Signed by: Rodney Humble
DDAEC74F60F34B3...

Rodney Humble
CEO

EXHIBIT A

DEPICTION OF PREMISES

**4370 La Jolla Village Drive,
Suite 240**


SUITE
200
SUITE
240
SUITE
220

EXHIBIT B

OPERATING EXPENSES AND TAXES
(Base Year)

(a) Tenant will pay Landlord, as additional Rent, for Tenant's Share of the amount, if any, by which "**Project Costs**" (defined below) for each Expense Recovery Period during the Term exceed Project Costs for the Project Cost Base and the amount, if any, by which "**Property Taxes"** (defined below) for each Expense Recovery Period during the Term exceed Property Taxes for the Property Tax Base. Property Taxes and Project Costs are mutually exclusive and may be billed separately or in combination as determined by Landlord. "**Tenant's Share**" means that portion of any Operating Expenses determined by multiplying the cost of such item by a fraction, the numerator of which is the Floor Area of Premises and the denominator of which is the total rentable square footage, as determined from time to time by Landlord, of (i) the Floor Area of Building as defined in Item 8 of the Basic Lease Provisions, for expenses determined by Landlord to benefit or relate substantially to the Building rather than the entire Project, or (ii) all or some of the buildings in the Project, for expenses determined by Landlord to benefit or relate substantially to all or some of the buildings in the Project rather than any specific building. Tenant acknowledges Landlord's rights to make changes or additions to the Building and/or Project from time to time, in which event the total rentable square footage within the Building and/or Project may be adjusted. For convenience of reference, Property Taxes and Project Costs may sometimes be collectively referred to as "**Operating Expenses**."

(b) Commencing prior to the start of the first full "**Expense Recovery Period**" of the Lease (as defined in Item 7 of the Basic Lease Provisions) following the Base Year, and prior to the start of each full or partial Expense Recovery Period thereafter, Landlord will give Tenant a written estimate of the amount of Tenant's Share of Project Costs and Property Taxes for the Expense Recovery Period or portion thereof. Tenant will pay the estimated amounts to Landlord in equal monthly installments, in advance, with Basic Rent. Landlord may from time to time change the Expense Recovery Period to reflect a calendar year or a new fiscal year of Landlord, as applicable, in which event Tenant's Share of Operating Expenses will be equitably prorated for any partial year. From time to time during an Expense Recovery Period, Landlord may revise the estimate based on increases in any of the Operating Expenses.

(c) Within 180 days after the end of each Expense Recovery Period, Landlord will furnish to Tenant a statement setting forth the actual or prorated Property Taxes and Project Costs attributable to that period, and the parties will within 30 days thereafter make any payment or allowance necessary to adjust Tenant's estimated payments, if any, to Tenant's actual Tenant's Share as shown by the annual statement. If actual Property Taxes or Project Costs allocable to Tenant during any Expense Recovery Period are less than the Property Tax Base or the Project Cost Base, respectively, Landlord will not be required to pay that differential to Tenant, although Landlord will refund any applicable estimated payments collected from Tenant. If Tenant has any question in good faith regarding a particular item of expenses, Landlord will cooperate with Tenant to make reasonable supporting information available. If Tenant fails to object in writing to Landlord's determination of actual Operating Expenses within 60 days following delivery of Landlord's expense statement, Landlord's determination of actual Operating Expenses for the applicable Expense Recovery Period will be conclusive and binding on Tenant.

(d) Even though the Lease has terminated and the Tenant has vacated the Premises, when the final determination is made of Tenant's Share of Property Taxes and Project Costs for the Expense Recovery Period in which the Lease terminates, Tenant will upon notice pay the entire increase due over the estimated expenses paid; conversely, any overpayment made if expenses decrease will be rebated by Landlord to Tenant.

(e) The term "**Project Costs**" include all charges and expenses pertaining to the operation, management, maintenance and repair of the Building and the Project, together with all Common Areas (as defined in Section 6.2), and include the following charges by way of illustration but not limitation: water and sewer charges; insurance premiums and deductibles and/or reasonable premium equivalents and deductible equivalents if Landlord elects to self-insure any risk that Landlord is authorized to insure hereunder; license, permit, and inspection fees; heat; light; power; janitorial services; the cost of equipping, staffing and operating an on-site and/or off-site management office for the Building and Project; all labor and labor-related costs for personnel applicable to the Building and Project, including both Landlord's personnel and outside personnel; a commercially reasonable Landlord overhead/management fee; reasonable fees for consulting services; access control/security costs, inclusive of the reasonable cost of improvements made to enhance access control systems and procedures; repairs; air conditioning; supplies; materials; equipment; tools; tenant services; programs instituted to comply with transportation management requirements; any expense incurred pursuant to Sections 6.1, 6.2, 7.2, and 10.2 and **Exhibits C** and **F** below; costs incurred (capital or otherwise) on a regular recurring basis every 3 or more years for normal maintenance projects (e.g., parking lot slurry coat or replacement of lobby, corridor and elevator cab carpets and coverings); and the amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) which are intended to reduce other operating costs or increases thereof, or upgrade Building and/or Project security, or which are required to bring the Building and/or Project into compliance with applicable laws and building codes enacted after the Commencement Date; provided that such capital expenditures will be limited to (1) improvements which are reasonably intended to increase or enhance building security and/or safety (such as lighting, life/fire safety systems, etc.), (2) repairs or replacements of the Building structure, Building systems or Common Areas for functional (and not aesthetic) reasons, (3) improvements required to comply with any law or change in law becoming effective as to the Building after the Commencement Date; and/or (4) expenditures incurred as a cost or labor saving measure or to affect other economies in the operation or maintenance of the Building or the Common Areas (collectively, "**Permitted Capital Items**"). Landlord will amortize the cost of capital improvements on a straight-line basis over the lesser of the Payback Period (as defined below) or the useful life of the capital improvement as reasonably determined by Landlord. Any amortized Project Costs item may include, at Landlord's option, an actual or imputed interest rate that Landlord would reasonably be required to pay to finance the cost of the item, applied on the unamortized balance. "**Payback Period**" means the reasonably estimated period of time that it takes for the cost savings, if any, resulting from a capital improvement item to equal the total cost of the capital improvement. Project Costs include competitive charges for direct services provided by any subsidiary or division of Landlord. If any Project Costs are applicable to one or more buildings or properties in addition

to the Building, then that cost will be equitably prorated and apportioned among the Building and such other buildings or properties. The term "**Property Taxes**" include the following: (i) all real estate taxes or personal property taxes, as such property taxes may be increased from time to time due to a reassessment or otherwise; and (ii) other taxes, charges and assessments which are levied with respect to the Lease or to the Building and/or the Project, and any improvements, fixtures and equipment and other property of Landlord located in the Building and/or the Project, except that general net income and franchise taxes imposed against Landlord will be excluded; and (iii) any tax, surcharge or assessment which will be levied in addition to or in lieu of real estate or personal property taxes; and (iv) costs and expenses incurred in contesting the amount or validity of any Property Tax by appropriate proceedings. A copy of Landlord's unaudited statement of expenses will be made available to Tenant upon request. The Project Costs, inclusive of those for the Base Year, will be extrapolated by Landlord to reflect at least 95% occupancy of the rentable area of the Building. Accounting for Operating Expenses will be consistently applied throughout the Lease Term.

(f) Notwithstanding the foregoing, Operating Expenses will exclude the following:

(1) Any ground lease rental;

(2) Costs incurred by Landlord with respect to goods and services (including utilities sold and supplied to tenants and occupants of the Building) to the extent that Landlord is reimbursed for such costs other than through the Operating Expense pass-through provisions of such tenants' lease;

(3) Costs incurred by Landlord for repairs, replacements and/or restoration to or of the Building to the extent that Landlord is reimbursed by insurance or condemnation proceeds or by tenants (other than through Operating Expense pass-throughs), warrantors or other third persons;

(4) Costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for other tenants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building;

(5) Costs arising from Landlord's charitable or political contributions;

(6) Attorneys' fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Building, except those attorneys' fees and other costs and expenses incurred in connection with negotiations, disputes or claims relating to items of Operating Expenses, enforcement of rules and regulations of the Building and such other matters relating to the maintenance of standards required of Landlord under this Lease;

(7) Capital expenditures as determined in accordance with accounting principles, consistently applied and as generally practiced in the real estate industry, except to the extent included in Project Costs pursuant to the definition above or by other express terms of the Lease;

(8) Brokers' commissions, finders' fees, attorneys' fees, entertainment and travel expenses and other costs incurred by Landlord in leasing or attempting to lease space in the Building;

(9) Expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Building;

(10) Costs incurred by Landlord due to the violation by Landlord of any law, code, regulation, or ordinance;

(11) Overhead and profit increments paid to subsidiaries or affiliates of Landlord for services provided to the Building to the extent the same exceeds the costs that would generally be charged for such services if rendered on a competitive basis (based upon a standard of similar office buildings in the general market area of the Premises) by unaffiliated third parties capable of providing such service;

(12) Interest on debt or amortization on any mortgage or mortgages encumbering the Building;

(13) Landlord's general corporate overhead, except as it relates to the specific management, operation, repair, replacement and maintenance of the Building or Project;

(14) Costs of installing the initial landscaping and the initial sculpture, paintings and objects of art for the Building and Project;

(15) Advertising expenditures;

(16) Any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(17) Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of the operation, management, repair, replacement and maintenance of the Project, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord's interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;

(18) The wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project

vis-à-vis time spent on matters unrelated to operating and managing the Project; provided that in no event will Project Costs include wages and/or benefits attributable to personnel above the level of portfolio property manager or chief engineer and;

(19) Legal fees and costs, settlements, judgments or awards paid or incurred because of disputes between Landlord and other tenants or prospective occupants or prospective tenants/occupants or providers of goods and services to the Project.

EXHIBIT C

UTILITIES AND SERVICES

The following standards for utilities and services will be in effect at the Building. Landlord reserves the right to adopt nondiscriminatory modifications and additions to these standards. In the case of any conflict between these standards and the Lease, the Lease will be controlling. Subject to all of the provisions of the Lease, the following apply:

1. Landlord will make available to the Premises during the hours of 8:00 a.m. to 6:00 p.m., Monday through Friday ("**Building Hours**"), generally recognized national holidays excepted, reasonable HVAC services. Subject to the provisions set forth below, Landlord will also furnish the Building with elevator service (if applicable), reasonable amounts of electric current for normal lighting by Landlord's standard overhead fluorescent and incandescent fixtures and for the operation of office equipment consistent in type and quantity with that utilized by typical office tenants of the Building and Project, and water for lavatory purposes. Tenant will not, without the prior written consent of Landlord, connect any apparatus, machine or device with water pipes or electric current (except through existing electrical outlets in the Premises) for the purpose of using electric current or water.

2. Upon written request from Tenant delivered to Landlord at least 24 hours prior to the period for which service is requested, but during normal business hours, Landlord will provide any of the foregoing building services to Tenant at such times when such services are not otherwise available. Tenant agrees to pay Landlord for those after-hour services at rates that Landlord may establish from time to time. If Tenant requires electric current in excess of that which Landlord is obligated to furnish under this **Exhibit C**, Tenant will first obtain the consent of Landlord, and Landlord may cause an electric current meter to be installed in the Premises to measure the amount of electric current consumed. The cost of installation, maintenance and repair of the meter will be paid for by Tenant, and Tenant will reimburse Landlord promptly upon demand for all electric current consumed for any special power use as shown by the meter.

3. Landlord will furnish water for drinking, personal hygiene and lavatory purposes only.

4. If any utility service to the Premises is separately metered or billed to Tenant, Tenant will pay all charges for that utility service to the Premises and the cost of furnishing the utility to tenant suites will be excluded from the Operating Expenses as to which reimbursement from Tenant is required in the Lease.

5. Landlord will provide janitorial services 5 days per week, equivalent to that furnished in comparable buildings, and window washing as reasonably required; provided, however, that Tenant will pay for any additional or unusual janitorial services.

6. Tenant will have access to the Building, Premises and Parking Area 24 hours per day, 7 days per week, 52 weeks per year; provided that Landlord may install access control systems as it deems advisable for the Building. Landlord may impose a reasonable charge for access control cards and/or keys issued to Tenant.

7. The costs of operating, maintaining and repairing any supplemental air conditioning unit serving only the Premises will be borne solely by Tenant. Such installation will be subject to Landlord's prior written approval, at Tenant's sole expense and will include installation of a separate meter for the operation of the unit. Landlord may require Tenant to remove at Lease expiration any such unit installed by or for Tenant and to repair any resulting damage to the Premises or Building.

EXHIBIT D

TENANT'S INSURANCE

The following requirements for Tenant's insurance must be in effect during the Term, and Tenant must also cause any subtenant to comply with the requirements. Landlord reserves the right to adopt reasonable nondiscriminatory modifications and additions to these requirements.

1. Tenant must maintain, at its sole cost and expense, during the entire Term: (i) commercial general liability insurance with respect to the Premises and the operations of Tenant in, on or about the Premises, on a policy form that is at least as broad as Insurance Service Office (ISO) CGL 00 01 (if alcoholic beverages are sold on the Premises, liquor liability must be explicitly covered), which policy(ies) must be written on an "occurrence" basis and for not less than $2,000,000 combined single limit per occurrence for bodily injury, personal injury, death, and property damage liability; such policy must include, but not be limited to bodily injury, personal injury, blanket contractual liability, products/completed operations, broad form property damage liability and independent contractor's liability coverage; (ii) workers' compensation insurance coverage as required by law, together with employers' liability insurance coverage of at least $1,000,000 each employee, each accident and each disease; (iii) with respect to Alterations constructed by Tenant under the Lease, builder's risk insurance, in an amount equal to the replacement cost of the work; and (iv) insurance against fire, vandalism, malicious mischief and such other additional perils as may be included in a standard "special form" policy, insuring all Alterations, trade fixtures, furnishings, equipment and items of personal property in the Premises, in an amount equal to not less than 90% of their replacement cost (with replacement cost endorsement), which policy must also include business interruption coverage in an amount sufficient to cover 1 year of loss. In no event will the limits of any policy be considered as limiting the liability of Tenant under the Lease.

2. All policies of insurance required to be carried by Tenant pursuant to this **Exhibit D** must be written by insurance companies authorized to do business in the State of California and with a general policyholder rating of not less than "A-" and financial rating of not less than "VIII" in the most current Best's Insurance Report. The deductible, self-insured retention or other retained limit under any policy carried by Tenant must not exceed $100,000 unless approved in writing by Landlord, and Tenant will be responsible for payment of such deductible, self-insured retention or retained limit with waiver of subrogation in favor of Landlord. Landlord may, without any obligation to do so, advance or pay any deductible, self-insured retention or retained limit due on any claim that may involve it or its officers, directors or employees. Any insurance required of Tenant may be furnished by Tenant under any blanket policy carried by it or under a separate policy. A certificate of insurance, certifying that the policy has been issued, provides the coverage required by this Exhibit and contains the required provisions, together with endorsements acceptable to Landlord evidencing the waiver of subrogation and additional insured provisions required below, must be delivered to Landlord prior to the date Tenant is given the right of possession of the Premises. Proper evidence of the renewal of any insurance coverage must also be delivered to Landlord not less than 30 days prior to the expiration of the coverage. If a loss covered by any policy under which Landlord is an additional insured, Landlord will be entitled to review a copy of such policy.

3. Tenant's commercial general liability insurance must contain a provision that the policy(ies) will be primary to and noncontributory with any insurance or self-insurance carried by Landlord, together with a provision including Landlord and all entities controlling, controlled by, or under common control with Landlord, together with their respective owners, shareholders, partners, members, divisions, officers, directors, employees, representatives and agents, and all of their respective successors and assigns as additional insureds. It must not include any exclusions or limitations applicable to the Additional Insureds that are not applicable to Tenant nor an insured vs. insured exclusion.

4. Tenant's policies described in Subsections 1 (i), (ii), (iii) and (iv) above must each contain a waiver by the insurer of any right to subrogation against Landlord and all entities controlling, controlled by, or under common control with Landlord, together with their respective owners, shareholders, partners, members, divisions, officers, directors, employees, representatives and agents, and all of their respective successors and assigns. Tenant also waives its right of recovery for any deductible, self-insured retention or retained limit under same policies enumerated above.

5. All of Tenant's policies must contain a provision that the insurer will not cancel or change the coverage provided by the policy without first giving Landlord 30 days' prior written notice. Tenant must also name Landlord as an additional insured on any excess or umbrella liability insurance policy(ies) carried by Tenant.

6. If Tenant hires any vendor or contractor to complete work on the Premises; Tenant must cause such vendor or contractor to comply with the following insurance requirements:

A. Commercial general liability insurance with coverage limits of not less than $1,000,000 combined single limit for bodily injury, personal injury, death and property damage liability per occurrence or the current limit carried by vendor or contractor, whichever is greater,

B. Worker's compensation coverage as required by law, including employer's liability coverage with a limit of not less than $1,000,000 each employee, each accident and each disease.

C. Vendor or contractor and its insurer(s) providing the insurance coverages described in this Section 6 Parts A, and B above, must waive any and all rights of recovery against Landlord and all entities controlling, controlled by, or under common control with Landlord, together with their respective owners, shareholders, partners, members, divisions, officers, directors, employees, representatives and agents, and all of their respective successors.

D. The commercial general liability insurance policy required in Section 6 Part A, must name Landlord and all entities controlling, controlled by, or under common control with Landlord, together with their respective owners,

shareholders, partners, members, divisions, officers, directors, employees, representatives and agents, and all of their respective successors as additional insured for both operations and product completed operations coverage. Such coverage will be primary and non-contributory to any insurance or self-insurance carried by Landlord and all entities controlling, controlled by, or under common control with Landlord.

NOTICE TO TENANT: IN ACCORDANCE WITH THE TERMS OF THE LEASE, TENANT MUST PROVIDE EVIDENCE OF THE REQUIRED INSURANCE TO LANDLORD'S MANAGEMENT AGENT PRIOR TO BEING AFFORDED ACCESS TO THE PREMISES.

EXHIBIT E

RULES AND REGULATIONS

The following Rules and Regulations will be in effect at the Building. Landlord reserves the right to adopt reasonable nondiscriminatory modifications and additions at any time. In the case of any conflict between these regulations and the Lease, the Lease will be controlling.

1. Tenant will not obstruct any sidewalks, halls, passages, elevators, stairways, or other common areas, or use such areas for storage, for depositing items, or for any purpose other than for ingress to and egress from the Premises. If Tenant has access to any balcony or patio area, Tenant will not place any furniture or other personal property in such area without the prior written approval of Landlord.

2. Neither Tenant nor any employee or contractor of Tenant will go upon the roof of the Building without the prior written consent of Landlord.

3. Tenant will be required to utilize, at Tenant's expense, the third-party contractor designated by Landlord for the Building to provide any telephone wiring services from the minimum point of entry of the telephone cable in the Building to the Premises.

4. Tenant will not install any antenna or satellite dish without the prior written agreement of Landlord.

5. Tenant will not cover or obstruct any sashes, sash doors, windows, glass lights, solar film, solar screen, or any lights or skylights that reflect or admit light into the halls or other places of the Building. If Landlord objects to any such covering or obstruction, Tenant must immediately remove such covering or obstruction upon written notice from Landlord. Interior of the Premises visible from the exterior must be maintained in a visually professional manner and consistent with a first-class office building. Tenant will not place any unsightly items (as determined by Landlord in its reasonable discretion) along the exterior glass line of the Premises including, but not limited to, boxes, and electrical and data cords. No awnings will be permitted on any part of the Premises.

6. The installation and location of any unusually heavy equipment in the Premises, including, without limitation, file storage units, safes, and electronic data processing equipment, will require the prior written approval of Landlord. The moving of large or heavy objects will occur only between those hours as may be designated by, and only upon previous notice to, Landlord. No freight, furniture or bulky matter of any description will be received into or moved out of the lobby of the Building or carried in any elevator other than the freight elevator (if available) designated by Landlord unless approved in writing by Landlord.

7. Any pipes or tubing used by Tenant to transmit water to an appliance or device in the Premises must be made of copper or stainless steel, and in no event will plastic tubing be used for that purpose.

8. Tenant will not place any lock(s) on any door in the Premises or the Building without Landlord's prior written consent, which consent will not be unreasonably withheld. Upon the termination of its tenancy, Tenant must deliver to Landlord all the keys to offices, rooms and toilet rooms and all access cards that will have been furnished to Tenant or that Tenant has had made.

9. Tenant will not install equipment requiring electrical or air conditioning service in excess of that to be provided by Landlord under the Lease without prior written approval from Landlord.

10. Tenant will not use space heaters within the Premises.

11. Tenant will not do or permit anything to be done in the Premises, or bring or keep anything in the Premises, that will in any way increase the insurance on the Building, or on the property kept in the Building, or interfere with the rights of other tenants, or conflict with any governmental rule or regulation.

12. Tenant will not use or keep any foul or noxious gas or substance in the Premises.

13. Tenant will not permit the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business with other tenants.

14. Tenant will not permit any pets or animals in or about the Building. Bona fide service dogs (collectively, "**Service Dogs**") are permitted in the Premises and Common Areas so long as such Service Dogs (a) remain under the direct control of the individual the Service Dog serves at all times, (b) remain on a leash while in the Common Areas (and such leash is no longer than 6'), unless the Service Dog is under voice control of its owner, in which case no leash is required, (c) only utilizes designated pet relief areas for animal waste, and (d) does not disturb or threaten others.

15. Neither Tenant nor its employees, agents, contractors, invitees, or licensees will bring any firearm, whether loaded or unloaded, into the Project at any time.

16. Smoking tobacco, including via personal vaporizers or other electronic cigarettes, anywhere within the Premises, Building or Project is strictly prohibited, except that smoking tobacco may be permitted outside the Building and within the Project only in areas designated by Landlord. Smoking, vaping, distributing, growing, or manufacturing marijuana or any marijuana derivative anywhere within the Premises, Building or Project is strictly prohibited.

17. Tenant will not install an aquarium of any size in the Premises unless otherwise approved in writing by Landlord.

18. Tenant will not utilize any name selected by Landlord from time to time for the Building and/or the Project as any part of Tenant's corporate or trade name. Landlord will have the right to change the name, number or designation of the Building or Project without liability to Tenant. Tenant will not use any picture of the Building in its advertising, stationery or in any other manner.

19. Upon request by Landlord, Tenant will supply Landlord with the names and telephone numbers of personnel designated by Tenant to be contacted on an after-hours basis if circumstances warrant.

20. Landlord may, from time to time, grant tenants individual and temporary variances from these Rules, provided that any variance does not have a material adverse effect on the use and enjoyment of the Premises by Tenant.

21. Fitness Center Rules. Tenant will cause its employees (whether members or prospective members of the Fitness Center) to comply with the following Fitness Center rules and regulations (subject to change from time to time as Landlord may solely determine):

(a) Membership in the Fitness Center is open to the tenants of Landlord or its affiliates only. No guests will be permitted to use the Fitness Center without the prior written approval of Landlord or Landlord's representative.

(b) Fitness Center users are not allowed to be in the Fitness Center other than the hours designated by Landlord from time to time. Landlord has the right to alter the hours of use of the Fitness Center, at Landlord's sole discretion.

(c) All Fitness Center users must execute Landlord's Waiver of Liability prior to use of the Fitness Center and agree to all terms and conditions outlined therein.

(d) Individual membership and guest keycards to the Fitness Center will not be shared and will only be used by the individual to whom such keycard was issued. Failure to abide by this rule may result in immediate termination of such Fitness Center user's right to use the Fitness Center.

(e) All Fitness Center users and approved guests must have a pre-authorized keycard to enter the Fitness Center. A pre-authorized keycard will not be issued to a prospective Fitness Center user until receipt by Landlord of Landlord's initial fee, if any, for use of the Fitness Center by such Fitness Center user(s).

(f) Use of the Fitness Center is a privilege and not a right. Failure to follow gym rules or to act inappropriately while using the facilities will result in termination of Tenant's Fitness Center privileges.

EXHIBIT F

PARKING

The following parking regulations will be in effect at the Building. In the case of any conflict between these regulations and the Lease, the Lease will be controlling.

1. Landlord agrees to maintain, or cause to be maintained, an automobile parking area ("**Parking Area**") in reasonable proximity to the Building for the benefit and use of the visitors and patrons and, except as otherwise provided, employees of Tenant, and other tenants and occupants of the Building. Landlord has the right to determine the nature and extent of the automobile Parking Area, and of making such changes to the Parking Area from time to time which in its opinion are desirable. Landlord will not be liable for any damage to motor vehicles of visitors or employees, for any loss of property from within those motor vehicles, or for any injury to Tenant, its visitors or employees, unless ultimately determined to be caused by the sole active negligence or willful misconduct of Landlord. Landlord also has the right to establish, and from time to time amend, and to enforce against all users of the Parking Area all reasonable rules and regulations (including the designation of areas for employee parking) as Landlord may deem necessary and advisable for the proper and efficient operation and maintenance of the Parking Area.

2. Landlord may, if it deems advisable in its sole discretion, charge for parking and may establish for the Parking Area a system or systems of permit parking for Tenant, its employees and its visitors. In no event will Tenant or its employees park in reserved stalls leased to other tenants or in stalls within designated visitor parking zones, nor will Tenant or its employees utilize more than the number of Parking Passes (defined below) allotted in the Lease to Tenant. Upon request of Landlord from time to time, Tenant will furnish Landlord with a list of its employees' names and of Tenant's and its employees' vehicle license numbers. Parking access devices, if applicable, will not be transferable. Landlord may impose a reasonable fee for access devices and a replacement charge for devices which are lost or stolen. Each access device will be returned to Landlord promptly following the Expiration Date or sooner termination of the Lease.

3. Washing, waxing, cleaning or servicing of vehicles, or the parking of any vehicle on an overnight basis, in the Parking Area (other than emergency services) by any parker or his or her agents or employees is prohibited unless otherwise authorized by Landlord.

4. The employees of Tenant and the other tenants of Landlord within the Building and Project will not be permitted to park their automobiles in the portions of the Parking Area which may from time to time be designated for patrons of the Building and/or Project. Tenant may purchase from Landlord a minimum of 4 and a maximum of 12 parking passes for unreserved parking as set forth in Item 11 of the Basic Lease Provisions (the "**Parking Passes**"). During the initial 36 month Term only, the charge for the Parking Passes will be at Landlord's prevailing market rate, which is currently $80.00 per Parking Pass for unreserved parking per month. If any monthly parking charge is not paid within 5 days following the date due, then a late charge will be payable by Tenant equal to the greater of (i) 5% of the delinquent installment or (ii) $100.00, which late charge will be separate and in addition to any late charge that may be assessed pursuant to Section 14.3 of the Lease for other than delinquent monthly parking charges.

5. Landlord is entitled to pass on to Tenant its proportionate share of any charges or parking surcharge or transportation management costs levied by any governmental agency and Tenant will cooperate in any voluntary or mandated transportation management programs.

6. Tenant will not assign or sublet any of the Parking Passes, either voluntarily or by operation of law, without the prior written consent of Landlord, except in connection with an authorized assignment of the Lease or subletting of the Premises.

EXHIBIT G

ADDITIONAL PROVISIONS

1. **FITNESS CENTER**. Subject to the provisions of this Section, so long as Tenant is not in Default under the Lease, and provided Tenant's employees execute Landlord's standard waiver of liability form and pay the applicable one time or monthly fee, if any, then Tenant's employees (the "**Fitness Center Users**") will be entitled to use the fitness center and the shower facility(ies) located at the Project (collectively, the "**Fitness Center**"). No separate charges will be assessed to Fitness Center Users for the use of the Fitness Center (with the exception of towel/laundry fees, if any) during the initial Term, provided, however, that the costs of operating, maintaining and repairing the Fitness Center will be included as part of Operating Expenses. The use of the Fitness Center will be subject to the reasonable rules and regulations (including rules regarding hours of use) established from time to time by Landlord. Landlord and Tenant acknowledge that the use of the Fitness Center by the Fitness Center Users will be at their own risk and that the terms and provisions of Section 10.2 (Tenant's Indemnity) of the Lease will apply to Tenant and the Fitness Center User's use of the Fitness Center. Tenant acknowledges that the provisions of this Section will not be deemed to be a representation by Landlord that Landlord will continuously maintain the Fitness Center (or any other fitness facility) throughout the Term, and Landlord has the right, at Landlord's sole discretion, to expand, contract, eliminate or otherwise modify the Fitness Center. No expansion, contraction, elimination or modification of the Fitness Center, and no termination of Tenant's or the Fitness Center Users' rights to the Fitness Center will entitle Tenant to an abatement or reduction in Basic Rent constitute a constructive eviction, or result in an event of default by Landlord under the Lease. Landlord reserves the right to reasonably limit, restrain, or condition the use of the Fitness Center by tenants of the Building (including Tenant's Fitness Center Users) if Landlord reasonably determines that their use of the Fitness Center has a disproportionate and/or inequitable impact on the ability of other tenants to use the Fitness Center. Tenant voluntarily releases, discharges, waives and relinquishes any and all actions or causes of action for personal injury or property damage occurring to Tenant or its employees or agents arising as a result of the use of the Fitness Center, or any activities incidental thereto, wherever or however the same may occur, and further agrees that Tenant will not prosecute any claim for personal injury or property damage against Landlord or any of its officers, agents, servants or employees for any said causes of action. It is the intention of Tenant with respect to the Fitness Center to exempt and relieve Landlord from liability for personal injury or property damage caused by negligence. Tenant's right to use the Fitness Center belongs solely to Tenant and may not be transferred or assigned without Landlord's prior written consent, which may be withheld by Landlord in Landlord's sole discretion.

2. **CONFERENCE CENTER**. Landlord currently provides conference centers (the "**Conference Center**") in the Project capable of accommodating groups of people for use by Project tenants (including Tenant) on a reserved basis. Subject to availability, Tenant has the use of the Conference Center subject to Landlord's procedures and charges, if any. The use of the Conference Center is subject to the reasonable rules and regulations (including rules regarding hours of use and priorities for the tenants of the particular building in which a Conference Center is located, set up and clean up charges, etc.) established from time to time by Landlord for the Conference Center. Landlord and Tenant acknowledge that the terms and provisions of Section 10.2 (Tenant's Indemnity) of the Lease will apply to Tenant's use of the Conference Center. Further, Landlord will have no liability whatsoever with respect to the existence, condition or availability of any Conference Center nor will Landlord have any obligation whatsoever to enforce or make reservations thereof, and Tenant expressly waives all claims against Landlord with respect to the same. No expansion, contraction, elimination, unavailability or modification of the Conference Center, and no termination of or interference with Tenant's rights to the Conference Center, will entitle Tenant to an abatement or reduction in Rent or constitute a constructive eviction or an event of default by Landlord under the Lease.

3. **BALCONIES.** Tenant acknowledges and agrees that (i) Tenant has access to certain balconies located on the Premises; (ii) Tenant is responsible for supervising and controlling access to the balconies by Tenant's employees, officers, directors, shareholders, agents, representatives, contractors and/or invitees; (iii) Landlord is not responsible for supervising and controlling access to the balconies, and (iv) Tenant assumes the risk for any loss, claim, damage or liability arising out of the use or misuse of the balconies by Tenant's employees, officers, directors, shareholders, agents, representatives, contractors and/or invitees, and Tenant releases and discharges Landlord from and against any such loss, claim, damage or liability. Tenant further agrees to indemnify, defend and hold Landlord harmless from and against any and all losses and claims relating to or arising out of the use or misuse of the balconies by Tenant or Tenant's employees, officers, shareholders, directors, agents, representatives, contractors and/or invitees. Tenant will have the right to install and use outdoor furniture and planters on the balconies. Tenant furthermore agrees (a) not to store or place any personal property or other items upon said balconies without the prior consent of Landlord, which may be withheld in Landlord's sole discretion, (b) to use and keep the appearance of the balconies in a manner consistent with a first-class office building, (c) not to use the balcony as an area for people to congregate or as a smoking area or for other similar purposes, and (d) not to keep the balcony door(s) ajar. In no event will Tenant permit more than maximum number of persons permitted by law to occupy the balcony of the Premises at any time.

EXHIBIT X

WORK LETTER

Landlord will cause its contractor to make the following improvements to the Premises: carpet cleaning, touch up paint on painted wall surfaces, and other minor improvements agreed upon by Landlord and Tenant ("**Tenant Improvements**"). Landlord's total contribution for the Tenant Improvements will not exceed $17,355.00 ("**Landlord Contribution**"), and any additional cost will be borne solely by Tenant and paid to Landlord prior to the commencement of construction. If the cost of completion of the Tenant Improvements is less than the maximum amount provided for the Landlord Contribution, such savings will inure to the benefit of Tenant as a "**Moving Allowance**" to be used solely in connection with this Work Letter; in no event will Tenant be entitled to use any such amount as a credit towards Rent under the Lease. Notwithstanding anything to the contrary contained herein, Landlord will have no obligation to pay any portion of the Landlord Contribution during any period where there is an uncured Default by Tenant under the Lease of which Tenant has been given written notice. Unless otherwise agreed in writing by Landlord, all materials and finishes utilized in constructing the Tenant Improvements will be Landlord's building standard. If Landlord submits any additional plans, equipment specification sheets, or other matters to Tenant for approval or completion, Tenant will respond in writing, as appropriate, within 3 business days unless a shorter period is provided herein. Tenant will not unreasonably withhold its approval of any matter, and any disapproval will be with reasons specified. Landlord may require that one or more designated subtrades be union contractors. Any portion of the Landlord Contribution not utilized for Tenant Improvements or as a Moving Allowance prior to September 30, 2025 will inure to the benefit of Landlord and Tenant will not be entitled to any credit or payment or to apply the savings toward additional work.

If Tenant requests any changes or additional work ("**Changes**"), then provided such Change is acceptable to Landlord, Landlord will advise Tenant by written change order of any additional cost such change would cause. Tenant will approve or disapprove such change order in writing within 2 business days following its receipt. Tenant's approval of a change order will not be effective unless accompanied by payment in full of the additional cost of the Tenant Improvement work resulting from the change order, regardless of any unutilized portion of the Landlord Contribution. It is understood that Landlord will have no obligation to interrupt or modify the Tenant Improvement work pending Tenant's approval of a change order.

It is understood that some or all of the Tenant Improvements may be done during Tenant's occupancy of the Premises. In this regard, Tenant agrees to assume any risk of injury, loss or damage which may result. Tenant further agrees that it will be solely responsible for relocating its office equipment and furniture in the Premises in order for Landlord to complete the work in the Premises and that no rental abatement will result while the Tenant Improvements are completed in the Premises.

Tenant hereby designates Mark Caldwell, Telephone No. (858) 722-6275, Email:mark@cloudhands.ai, as its representative, agent and attorney-in-fact for the purpose of receiving notices, approving submittals and issuing requests for Changes, and Landlord will be entitled to rely upon authorizations and directives of such person(s) as if given by Tenant. Tenant may amend the designation of its construction representative(s) at any time upon delivery of written notice to Landlord.

Additionally, in consideration of the execution of this Lease by Tenant, Landlord will reimburse Tenant, up to the maximum amount of any Moving Allowance, for the actual third-party out-of-pocket permitted expenses incurred in connection with Tenant's move to the Premises, which permitted expenses may include Tenant's moving and cabling costs and furniture, fixtures and equipment purchases for the Premises. Tenant agrees that all such expenses must be supported by paid third-party invoices in order to be reimbursed from the Moving Allowance, and the total amount to be reimbursed by Landlord will not exceed the maximum amount of any Moving Allowance. Reimbursement from the Moving Allowance will be paid by Landlord in one lump-sum payment within 30 days following Landlord's receipt of all of Tenant's third-party paid invoices for any such permitted expenses, but in no event will any reimbursement from the Moving Allowance be paid to Tenant sooner than July 1, 2025, or utilized after (as evidenced by third-party paid invoices submitted to Landlord) September 30, 2025. Notwithstanding anything to the contrary contained herein, Landlord will have no obligation to pay any portion of the Moving Allowance during any period where Tenant is in Default under the Lease beyond any applicable notice and cure period.